Exhibit 99.1
__________________________________________________________________

FOR IMMEDIATE RELEASE

Contact:	Adam Orvos	Connie Kao
	Executive Vice President,	Group Vice President, Investor Relations
	Chief Financial Officer	(925) 965-4668
	(925) 965-4550	connie.kao@ros.com

ROSS STORES REPORTS RESULTS
FOR FOURTH QUARTER AND FISCAL 2023

ANNOUNCES NEW TWO-YEAR STOCK REPURCHASE AUTHORIZATION
AND RAISES QUARTERLY CASH DIVIDEND

PROVIDES FIRST QUARTER AND FISCAL 2024 GUIDANCE

Dublin, California, March 5, 2024 -- Ross Stores, Inc. (NASDAQ: ROST) today reported earnings per share for the 14 weeks ended February 3, 2024 of $1.82, up from $1.31 per share for the 13 weeks ended January 28, 2023. Net income for the period rose to $610 million versus $447 million last year. Sales for the 14 weeks ended February 3, 2024 grew to $6.0 billion, with comparable store sales for the 13 weeks ended January 27, 2024 up a robust 7% over the same period last year.

Fiscal 2023 earnings per share for the 53 weeks ended February 3, 2024 grew to $5.56, up from $4.38 in the 52-week fiscal 2022 year ended January 28, 2023. Net earnings for fiscal 2023 were $1.9 billion on sales of $20.4 billion, up from net earnings of $1.5 billion in fiscal 2022 on sales of $18.7 billion. Comparable store sales for the 52 weeks ended January 27, 2024 grew a solid 5%.

The sales results for both the 2023 fourth quarter and fiscal year included a $308 million benefit from the 53rd week. Earnings per share for both periods also benefited from the extra week by approximately $0.20 per share.

Barbara Rentler, Chief Executive Officer, commented, “We are pleased with our fourth quarter sales and earnings results that were well ahead of our expectations. Our above-plan sales were driven by customers’ positive response to our improved assortments of quality branded bargains throughout our stores.”

Ms. Rentler continued, “Fourth quarter operating margin grew 165 basis points to 12.4%, up from 10.7% in the prior year. This improvement was mainly due to the strong gains in same store sales and lower freight costs that were partially offset by higher incentives. The 53rd week also benefited operating margin by 80 basis points."

ROSS STORES, INC. 5130 Hacienda Drive, Dublin, CA 94568 (925) 965-4400

Board Approves New Two-Year Stock Repurchase Authorization and Increase in Quarterly Dividend

During the recently completed fourth quarter, 1.9 million shares were repurchased for a total price of $247 million. For fiscal 2023, a total of 8.2 million shares of common stock were repurchased for an aggregate purchase price of $950 million, completing the two-year stock repurchase program as planned.

The Company’s Board of Directors recently approved a new two-year $2.1 billion stock repurchase authorization for fiscal 2024 and 2025. This new program represents an 11% increase over the recently completed repurchase of $1.9 billion of common stock during 2022 and 2023 combined. The Board also authorized a 10% increase in the Company’s quarterly cash dividend to $0.3675 per share. This higher quarterly dividend amount is payable on March 29, 2024 to stockholders of record as of March 15, 2024.

Ms. Rentler noted, “The increases to our stock repurchase and dividend programs reflect our continued commitment to enhancing stockholder value and returns given the strength of our balance sheet and our ongoing ability to generate significant amounts of cash after funding growth and other capital needs of the business.”

Fiscal 2024 Guidance

Looking ahead, Ms. Rentler said, “While we are encouraged by the sustained sales momentum that began in the second quarter of 2023 and continued through the holiday season, there remains ongoing uncertainty in the macroeconomic and geopolitical environments. In addition, while inflation has moderated, housing, food, and gasoline costs remain elevated and continue to pressure our low-to-moderate income customers’ discretionary spend. As a result, while we hope to do better, we believe it is prudent to continue to take a conservative approach to forecasting our business in 2024.”

For the 52 weeks ending February 1, 2025, the Company is planning same store sales to grow 2% to 3% on top of a solid 5% gain in 2023. Based on these assumptions, fiscal 2024 earnings per share are projected to be $5.64 to $5.89 compared to $5.56 for the fiscal year ended February 3, 2024. Again, last year’s results included an estimated per share benefit of $0.20 from the 53rd week.

For the 13 weeks ending May 4, 2024, comparable store sales are forecast to be up 2% to 3% with earnings per share projected to be $1.29 to $1.35, up from $1.09 in the first quarter ended April 29, 2023.

Ms. Rentler concluded, “As we move through the coming year, we remain focused on delivering a wide assortment of quality branded bargains for our customers. We believe this will be the most important driver of our ability to gain market share over both the short and long term.”

The Company will host a conference call on Tuesday, March 5, 2024 at 4:15 p.m. Eastern time to provide additional details concerning its fourth quarter and fiscal year 2023 results, and management’s outlook for fiscal 2024. A real-time audio webcast of the conference call will be available in the Investors section of the Company’s website, located at www.rossstores.com. An audio playback will be available at 201-612-7415, PIN #13744604 until 8:00 p.m. Eastern time on March 12, 2024, as well as on the Company’s website.

Forward-Looking Statements:  This press release and the related conference call remarks contain forward-looking statements regarding, without limitation, projected sales, costs, and earnings, planned new store growth, capital expenditures, and other matters. These forward-looking statements reflect our then-current beliefs, plans, and estimates with respect to future events and our projected financial performance and operations, and they are subject to risks and uncertainties which could cause our actual results to differ materially from management’s current expectations. The words “plan,” “expect,” “target,” “anticipate,” “estimate,” “believe,” “forecast,” “projected,” “guidance,” “outlook,” “looking ahead,” and similar expressions identify forward-looking statements. Risk factors for Ross Dress for Less® (“Ross”) and dd’s DISCOUNTS® include without limitation, uncertainties arising from the macroeconomic environment, including inflation, high interest rates, housing costs, energy and fuel costs, financial and credit market conditions, recession concerns, geopolitical conditions (including the current Russia-Ukraine and Middle East conflicts), public health and public safety issues, that affect our costs, consumer confidence, and consumer disposable income and shopping behavior; unexpected changes in the level of consumer spending on, or preferences for, apparel and home-related merchandise, which could adversely affect us; competitive pressures in the apparel and home-related merchandise retailing industry; our need to effectively manage our inventories, markdowns, and inventory shortage in order to achieve our planned gross margins; risks associated with importing and selling merchandise produced in other countries, including risks from supply chain disruption, shipping delays, and higher than expected ocean freight costs; unseasonable weather or extreme temperatures that may affect shopping patterns and consumer demand for seasonal apparel and other merchandise; our dependence on the market availability, quantity, and quality of attractive brand name merchandise at desirable discounts, and on the ability of our buyers to anticipate consumer preferences and to purchase merchandise to enable us to offer customers a wide assortment of merchandise at competitive prices; information or data security breaches, including cyber-attacks on our transaction processing and computer information systems, which could disrupt our operations, and result in theft or unauthorized disclosure of our confidential and valuable business information or customer, credit card, employee, or other private and valuable information that we handle in the ordinary course of our business; disruptions in our supply chain or in our information systems, including from ransomware or other cyber-attacks, that could impact our ability to process sales and to deliver product to our stores in a timely and cost-effective manner; our need to obtain acceptable new store sites with favorable consumer demographics to achieve our planned new store openings; our need to expand in existing markets and enter new geographic markets in order to achieve planned market penetration; consumer problems or legal issues involving the quality, safety, or authenticity of products we sell, which could harm our reputation, result in lost sales, and/or increase our costs; an adverse outcome in various legal, regulatory, or tax matters, or the adoption of new federal or state tax legislation that increases tax rates or adds new taxes, that could increase our costs; damage to our corporate reputation or brands that could adversely affect our sales and operating results; our need to continually attract, train, and retain associates with the retail talent necessary to execute our off-price retail strategies; our need to effectively advertise and market our business; changes in U.S. tax, tariff, or trade policy regarding apparel and home-related merchandise produced in other countries, which could adversely affect our business; possible volatility in our revenues and earnings; a public health or public safety crisis, demonstrations, or a natural or man-made disaster in a region where we have a concentration of stores, offices, or a distribution center, that could harm our business; and our need to maintain sufficient liquidity to support our continuing operations and our new store openings. Other risk factors are set forth in our SEC filings including without limitation, the Form 10-K for fiscal 2022 and fiscal 2023 Form 10-Qs and 8-Ks on file with the SEC. The factors underlying our forecasts and plans are dynamic and subject to change. As a result, any forecasts or forward-looking statements speak only as of the date they are given and do not necessarily reflect our outlook at any other point in time. We disclaim any obligation to update or revise these forward-looking statements.

About Ross Stores, Inc.
Ross Stores, Inc. is an S&P 500, Fortune 500, and Nasdaq 100 (ROST) company headquartered in Dublin, California, with fiscal 2023 revenues of $20.4 billion. Currently, the Company operates Ross Dress for Less® (“Ross”), the largest off-price apparel and home fashion chain in the United States with 1,764 locations in 43 states, the District of Columbia, and Guam. Ross offers first-quality, in-season, name brand and designer apparel, accessories, footwear, and home fashions for the entire family at savings of 20% to 60% off department and specialty store regular prices every day. The Company also operates 345 dd’s DISCOUNTS® stores in 22 states that feature a more moderately-priced assortment of first-quality, in-season, name brand apparel, accessories, footwear, and home fashions for the entire family at savings of 20% to 70% off moderate department and discount store regular prices every day. Additional information is available at www.rossstores.com.

Ross Stores, Inc.
Condensed Consolidated Statements of Earnings

	Three Months Ended		Twelve Months Ended
($000, except stores and per share data, unaudited)	February 3, 2024	January 28, 2023	February 3, 2024	January 28, 2023

Sales	$6,022,501	$5,214,231	$20,376,941	$18,695,829

Costs and Expenses
Cost of goods sold	4,375,360	3,926,203	14,801,601	13,946,230
Selling, general and administrative	903,087	729,342	3,267,677	2,759,268
Interest (income) expense, net	(52,188)	(22,719)	(164,118)	2,842
Total costs and expenses	5,226,259	4,632,826	17,905,160	16,708,340

Earnings before taxes	796,242	581,405	2,471,781	1,987,489
Provision for taxes on earnings	186,559	134,362	597,261	475,448
Net earnings	$609,683	$447,043	$1,874,520	$1,512,041

Earnings per share
Basic	$1.83	$1.32	$5.59	$4.40
Diluted	$1.82	$1.31	$5.56	$4.38

Weighted-average shares outstanding (000)
Basic	332,399	339,752	335,187	343,452
Diluted	335,018	342,045	337,433	345,222

Store count at end of period	2,109	2,015	2,109	2,015

Ross Stores, Inc.
Condensed Consolidated Balance Sheets

($000, unaudited)	February 3, 2024	January 28, 2023
Assets

Current Assets
Cash and cash equivalents	$4,872,446	$4,551,876
Accounts receivable	130,766	145,694
Merchandise inventory	2,192,220	2,023,495
Prepaid expenses and other	202,706	183,654
Total current assets	7,398,138	6,904,719

Property and equipment, net	3,531,901	3,181,527
Operating lease assets	3,126,841	3,098,134
Other long-term assets	243,229	232,083
Total assets	$14,300,109	$13,416,463

Liabilities and Stockholders’ Equity

Current Liabilities
Accounts payable	$1,955,850	$2,009,924
Accrued expenses and other	671,867	638,561
Current operating lease liabilities	683,625	655,976
Accrued payroll and benefits	548,371	279,710
Income taxes payable	76,370	52,075
Current portion of long-term debt	249,713	—
Total current liabilities	4,185,796	3,636,246

Long-term debt	2,211,017	2,456,510
Non-current operating lease liabilities	2,603,349	2,593,961
Other long-term liabilities	232,383	224,104
Deferred income taxes	196,238	217,059

Commitments and contingencies

Stockholders’ Equity	4,871,326	4,288,583
Total liabilities and stockholders’ equity	$14,300,109	$13,416,463

Ross Stores, Inc.
Condensed Consolidated Statements of Cash Flows

	Twelve Months Ended
($000, unaudited)	February 3, 2024	January 28, 2023

Cash Flows From Operating Activities
Net earnings	$1,874,520	$1,512,041
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	419,432	394,655
Stock-based compensation	145,490	121,936
Deferred income taxes	(20,821)	79,417
Change in assets and liabilities:
Merchandise inventory	(168,725)	238,778
Other current assets	(2,261)	(39,487)
Accounts payable	(65,327)	(365,262)
Other current liabilities	296,980	(304,454)
Income taxes	22,931	33,876
Operating lease assets and liabilities, net	8,330	9,261
Other long-term, net	3,941	8,612
Net cash provided by operating activities	2,514,490	1,689,373

Cash Flows From Investing Activities
Additions to property and equipment	(762,812)	(654,070)
Net cash used in investing activities	(762,812)	(654,070)

Cash Flows From Financing Activities
Issuance of common stock related to stock plans	24,900	24,702
Treasury stock purchased	(48,568)	(48,855)
Repurchase of common stock	(949,996)	(949,996)
Dividends paid	(454,814)	(431,295)
Net cash used in financing activities	(1,428,478)	(1,405,444)

Net increase (decrease) in cash, cash equivalents, and restricted cash and cash equivalents	323,200	(370,141)

Cash, cash equivalents, and restricted cash and cash equivalents:
Beginning of period	4,612,241	4,982,382
End of period	$4,935,441	$4,612,241

Reconciliations:
Cash and cash equivalents	$4,872,446	$4,551,876
Restricted cash and cash equivalents included in prepaid expenses and other	14,489	12,677
Restricted cash and cash equivalents included in other long-term assets	48,506	47,688
Total cash, cash equivalents, and restricted cash and cash equivalents:	$4,935,441	$4,612,241

Supplemental Cash Flow Disclosures
Interest paid	$80,316	$80,316
Income taxes paid	$595,152	$362,156